Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

DIRECT DIAL NUMBER	E-MAIL ADDRESS

October 14, 2008

KKR & Co. L.P.

9 West 57th Street

Suite 4200

New York, NY 10019

Ladies and Gentlemen:

We have acted as counsel to KKR & Co. L.P., a Delaware limited partnership (the “Partnership”), in connection with the Registration Statement on Forms S-1 and S-4 (File No. 333-144335) (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Partnership of common units representing limited partner interests in the Partnership (together with any additional common units representing limited partner interests that may be issued by the Partnership pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Common Units”).

We have examined the Registration Statement and the form of the Amended and Restated Agreement of Limited Partnership of KKR & Co. L.P. (the “Partnership Agreement”) among KKR Management LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the limited partners party thereto (collectively, the “Limited Partners”), which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such partnership and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Partnership and the General Partner.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that at the time of execution, issuance and delivery of the Common Units, the Partnership Agreement will have been duly authorized, executed and delivered by the General Partner and be the valid and legally binding obligation of the Limited Partners. We have assumed further that the Limited Partners will perform their obligations under the Partnership Agreement and will not participate in the control of the business of the Partnership.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Board of Directors of the Managing Partner has taken all necessary corporate action to authorize and approve the issuance of the Common Units, upon delivery in accordance with the Purchase and Sale Agreement among the Partnership, KKR Private Equity Investors, L.P., and the several other parties thereto, dated July 27, 2008, and in accordance with the provisions of the Partnership Agreement, the Common Units will be validly issued, fully paid and nonassessable.

Our opinion set forth above is subject to the obligation of a Limited Partner to repay any funds wrongfully distributed to it.

We do not express any opinion herein concerning any law other than the Delaware Revised Uniform Limited Partnership Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP